Exhibit 32.1
CERTIFICATE OF
CHIEF EXECUTIVE OFFICER
OF
RAM ENERGY RESOURCES, INC.
          I, Larry E. Lee, Chief Executive Officer of RAM Energy Resources, Inc. (the “Company”), hereby certify that, to the best of my knowledge, the quarterly report of the Company on Form 10-Q/A for the three months ended March 31, 2009, (the “Report”):
a.	complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934;

b.	the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at March 31, 2009, and the results of the Company’s operations for the three months ended March 31, 2009.

December 4, 2009	/s/ Larry E. Lee
Larry E. Lee
Chairman of the Board, President and Chief Executive Officer